UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2021

FARMLAND PARTNERS INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-36405 (Commission File Number)	46-3769850 (IRS Employer Identification No.)

4600 S. Syracuse Street, Suite 1450 Denver, Colorado (Address of principal executive offices)	80237 (Zip Code)

Registrant’s telephone number, including area code: (720) 452-3100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FPI	New York Stock Exchange
6.00% Series B Participating Preferred Stock	FPI.PRB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 21, 2021, Farmland Partners Inc. (the “Company”) announced a strategic partnership with Promised Land Opportunity Zone Farms I, LLC (the “OZ Fund”) in order to target farmland investments in qualified opportunity zones (“QOZs”) in the United States, as designated under U.S. tax provisions enacted in 2017 (the “Opportunity Zone Transaction”).

In connection with the Opportunity Zone Transaction, on January 21, 2021, certain subsidiaries (the “Sellers”) of Farmland Partners Operating Partnership, LP, the operating partnership of the Company (the “Operating Partnership”), entered into a Master Real Estate Purchase Agreement (the “Purchase Agreement”) with the OZ Fund. Pursuant to the Purchase Agreement, the Sellers will sell a portfolio of properties located in QOZs to the OZ Fund. The Purchase Agreement provides for, among other things, the Company’s sale of approximately 6,500 acres across 12 farms for a purchase price of $47 million. The sale of the first six farms is expected to close by March 2021 with the remaining closings expected to occur before June 30, 2021. All closings are subject to customary conditions, including financing, and other contingencies. Pursuant to the Purchase Agreement, the OZ Fund has the right and option to purchase additional properties located in QOZs from subsidiaries of the Operating Partnership for a total additional purchase price of up to approximately $126 million. The OZ Fund may exercise the option for any portion of the $126 million of properties with closings for any option properties required to occur on or before December 31, 2021. The additional sales are subject to the Company’s right to remove a property from the pool of properties subject to the option under certain circumstances and the parties entering into an addendum to the Purchase Agreement. The OZ Fund is also targeting for potential acquisition farmland owned by third parties and located in QOZs. The Company has committed to fund 10% of the equity required to acquire farmland owned by third parties up to a maximum of $20 million, which, upon contribution, will be in exchange for equity interests in the OZ Fund.

Pursuant to the Purchase Agreement, ten percent (10%) of the sum of the purchase price payable by the OZ Fund to the Sellers plus the estimated costs of anticipated improvements to the applicable property is payable by the OZ Fund by issuing a promissory note (the “Promissory Notes”) to each Seller. The Promissory Notes are convertible into equity interests in the OZ Fund at the Company’s discretion.

In addition, on January 21, 2021, the OZ Fund and FPI OZ Management, LLC (“FPI OZ Management”), a wholly-owned subsidiary of the Company’s indirect wholly-owned subsidiary FPI Agribusiness Inc., entered into an advisory and management agreement (the “Advisory Management Agreement”). Pursuant to the Advisory and Management Agreement, FPI OZ Management will provide its full property management capabilities to the OZ Fund for 0.85% of gross book value of the OZ Fund’s assets under $50 million and 0.80% if gross book value is $50 million or more. Additionally, the Company has the right of first offer on all farms that the OZ Fund intends to sell within the ten (10) year period following the first closing under the Purchase Agreement.

The Opportunity Zone Transaction is a related-party transaction in which Thomas Heneghan, a member of the Company’s board of directors (the “Board”), and his immediate family members have an interest. As such, Mr. Heneghan recused himself from voting on any matters related to the Opportunity Zone Transaction. The Opportunity Zone Transaction was unanimously approved by the audit committee of the Board pursuant to the Company’s Related Party Transactions Policies and Procedures and was approved unanimously by the disinterested members of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARMLAND PARTNERS INC.

Dated: January 27, 2021	By:	/s/ Luca Fabbri
Luca Fabbri
Chief Financial Officer and Treasurer